SCHEDULE A

As of November 15, 2017

Series	Effective Date
Columbia Variable Portfolio - Select Large Cap Equity Fund	November 15, 2017

SCHEDULE B

Fee Schedule

As of November 15, 2017

For the following funds, the asset charge for each calendar day of each year shall be equal to the total of 1/365th (1/366th in each leap year) of the amount computed in accordance with the fee schedule in the table below:

Fund	Schedule B Effective Date	Net Assets (millions)	Annual rate at each asset level “Asset Charge”
Columbia Variable Portfolio - Select Large Cap Equity Fund	November 15, 2017	$0 - $500	0.770%
		>$500 - $1,000	0.720%
		>$1,000 - $1,500	0.670%
		>$1,500 - $3,000	0.620%
		>$3,000 - $6,000	0.600%
		>$6,000 - $12,000	0.580%
		>$12,000	0.570%

The computation shall be made for each calendar day on the basis of net assets as of the close of the preceding day. In the case of the suspension of the computation of net asset value, the fee for each calendar day during such suspension shall be computed as of the close of business on the last full day on which the net assets were computed. Net assets as of the close of a full day shall include all transactions in shares of the Fund recorded on the books of the Fund for that day.

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IN WITNESS THEREOF, the parties hereto have executed the foregoing Schedule A and Schedule B as of November 15, 2017.

COLUMBIA FUNDS SERIES TRUST

COLUMBIA FUNDS SERIES TRUST II

COLUMBIA FUNDS VARIABLE SERIES TRUST II

on behalf of its series listed on Schedule A

By:	/s/ Christopher O. Petersen
Name:	Christopher O. Petersen
Title:	President

COLUMBIA MANAGEMENT INVESTMENT ADVISERS, LLC

By:	/s/ Amy K. Johnson
Name:	Amy K. Johnson
Title:	Global Head of Operations

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